EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED
CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$60,949	$84,389	$103,481	$139,852	$160,837
Fixed charges	84,262	101,263	149,439	154,857	139,044
Capitalized interest	(665)	(4,470)	(12,526)	(25,029)	(41,170)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,738	3,403	8,413	11,231	11,898
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	(13)	(238)	(126)	342

Earnings	$146,284	$184,572	$248,569	$280,785	$270,951

Fixed charges:
Interest expense (1)	$85,335	$100,196	$145,326	$141,059	$109,772
Capitalized interest	665	4,470	12,526	25,029	41,170
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,738)	(3,403)	(8,413)	(11,231)	(11,898)

Fixed charges	$84,262	$101,263	$149,439	$154,857	$139,044

Consolidated ratio of earnings to fixed charges	1.74	1.82	1.66	1.81	1.95
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$60,949	$84,389	$103,481	$139,852	$160,837
Fixed charges	84,262	101,263	149,439	154,857	139,044
Capitalized interest	(665)	(4,470)	(12,526)	(25,029)	(41,170)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,738	3,403	8,413	11,231	11,898
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	(13)	(238)	(126)	342

Earnings	$146,284	$184,572	$248,569	$280,785	$270,951

Fixed charges:
Interest expense (1)	$85,335	$100,196	$145,326	$141,059	$109,772
Capitalized interest	665	4,470	12,526	25,029	41,170
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,738)	(3,403)	(8,413)	(11,231)	(11,898)

Fixed charges	84,262	101,263	149,439	154,857	139,044
Preferred stock dividends	21,594	21,463	25,130	23,201	22,079

Combined fixed charges and preferred stock dividends	$105,856	$122,726	$174,569	$178,058	$161,123

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.38	1.50	1.42	1.58	1.68

(1)	We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at March 31, 2010 to discontinued operations.